      As filed with the Securities and Exchange Commission on May 16, 2002
                                              Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                   FORM S - 3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                            TASER INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                       3699                    86-0741227
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

            7860 E. MCCLAIN DRIVE, SUITE 2, SCOTTSDALE, ARIZONA 85260
                                 (480) 991-0797
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                PATRICK W. SMITH
                             Chief Executive Officer
                            TASER INTERNATIONAL, INC.
            7860 E. McClain Drive, Suite 2, Scottsdale, Arizona 85260
                                 (480) 991-0797
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   COPIES TO:


                                Thomas P. Palmer
                                Jeffrey S. Cronn
                                 TONKON TORP LLP
                               888 SW Fifth Avenue
                           Portland, Oregon 97204-2099
                               Tel: (503) 221-1440
                               Fax: (503) 274-8779


        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                                       Proposed Maximum        Proposed Maximum
    Title of Each Class of         Amount to be       Offering Price Per      Aggregate Offering       Amount of
 Securities to be Registered        Registered             Share(1)                Price(1)         Registration Fee
 ---------------------------       ------------       ------------------      ------------------    ----------------

Common Stock:

$.00001 par value per share        1,199,997 (2)            $16.00               $19,199,952            $1,766

$.00001 par value per share          240,000 (3)            $16.00               $ 3,840,000            $  353

$.00001 par value per share            3,109 (4)            $16.00               $    49,744            $    5

$.00001 par value per share            8,333 (5)            $16.00               $   133,328            $   12

$.00001 par value per share            8,333 (6)            $16.00               $   133,328            $   12

$.00001 par value per share            3,333 (7)            $16.00               $    53,328            $   33

$.00001 par value per share           22,727 (8)            $16.00               $   363,632            $    5

$.00001 par value per share            5,000 (9)            $16.00               $    80,000            $    7

            Total:                 1,490,832                                     $23,853,312            $2,195


Common Stock Purchase Warrants       120,000 (10)           $7.90                $   948,000            $   87

                                     120,000                                     $   948,000            $   87
Total:


TOTAL (11):                                                                      $24,801,312            $2,282

(1) Estimated solely for the purpose of calculating the registration fee payable pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended. The offering price of $16.00 per share is the average of the high and low prices of the common stock of the registrant on May 10, 2002 on The Nasdaq SmallCap Market. The offering price of $7.90 per common stock purchase warrant is the average of the high and low prices of the common stock purchase warrants of the registrant on May 10, 2002 on The Nasdaq SmallCap Market.

(2) Represents shares issuable upon the exercise of common stock purchase warrants at $9.53 per share.

(3) Represents shares issuable upon the exercise of warrants at $15.60 per unit (each unit consisting of one and one half shares of common stock and one and one-half common stock purchase warrants, each whole warrant to purchase one share of common stock) and shares issuable upon the exercise of the common stock purchase warrants underlying the units at $9.53 per share.

(4) Represents shares issued upon the conversion of common stock purchase warrants with an exercise price of $7.80 per share.

(5) Represents shares issued upon the exercise of common stock purchase warrants at $0.22 per share.

(6) Represents shares issuable upon the exercise of common stock purchase warrants at $0.22 per share.

(7) Represents shares issuable upon the exercise of common stock purchase warrants at $21.00 per share.

(8) Represents shares issuable upon the exercise of common stock purchase warrants at $3.30 per share.

(9) Represents shares issuable upon the exercise of common stock purchase warrants at $10.00 per share.

(10) Represents warrants issuable upon the exercise of warrants at $15.60 per unit (each unit consisting of one and one-half shares of common stock and one and one-half common stock purchase warrants, each whole warrant to purchase one share of common stock).

(11) This Registration Statement also covers such indeterminate number of additional shares as may become issuable pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, as a result of anti-dilution adjustments.

                 -----------------------------------------------


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting in accordance with Section 8(a), may determine.

                            [PRELIMINARY PROSPECTUS]

                  [SUBJECT TO COMPLETION, ______________, 2002]

 [The information in this prospectus is not complete and may be changed. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

[PROSPECTUS]
                            TASER INTERNATIONAL, INC.

                            -------------------------

                        1,490,832 SHARES OF COMMON STOCK
                                       AND
                     120,000 COMMON STOCK PURCHASE WARRANTS

         This prospectus covers the sale of up to (a) 1,199,997 shares of our common stock to be issued on the exercise of common stock purchase warrants issued in our initial public offering as a component of the units sold by us in the offering, (b) 120,000 shares of our common stock and 120,000 common stock purchase warrants to be issued on the exercise of underwriter's warrants issued by us in connection with our initial public offering, and 120,000 shares of our common stock to be issued on the exercise of the common stock purchase warrants underlying the underwriter's warrants, and (c) 11,442 shares of our common stock issued and 39,393 shares to be issued on the exercise of other common stock purchase warrants.

         Our initial public offering was completed on May 11, 2001. Holders of the common stock purchase warrants issued as a component of the units sold by us in the offering may purchase one share of common stock for each warrant exercised. These public warrants are exercisable at $9.53 per share at any time on or before May 11, 2006.

         The underwriter's warrants were issued by us in connection with our initial public offering under a purchase warrant dated as of May 11, 2001. Holders of the underwriter's warrants may purchase up to an aggregate of 80,000 units, each unit consisting of one and one-half shares of our common stock and one and one-half common stock purchase warrants, each whole warrant to purchase one share of common stock. The underwriter's warrants are exercisable at $15.60 per unit and expire on May 7, 2006.

         Holders of our other 39,393 common stock purchase warrants may purchase one share of common stock for each warrant exercised. These warrants are exercisable at prices ranging from $0.22 to $21.00 per share with a weighted average exercise price of $5.00 per share and a weighted average remaining term of 3.09 years.

         If all of the common stock purchase warrants and underwriter's warrants are exercised, including the common stock purchase warrants underlying the underwriter's warrants, we will receive proceeds of up to $14,024,000, before deducting expenses estimated at $25,000.

         Our common stock and public warrants are quoted on The Nasdaq SmallCap Market under the symbols "TASR" and "TASRW," respectively. The last sale price of the common stock and the public warrants on May 10, 2002 was $15.60 and $7.83, respectively. The underwriter's warrants and the other common stock purchase warrants we are registering by means of this prospectus are not traded on any public market.

                            ------------------------

         OUR SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

              The date of this Prospectus is ________________, 2002

         This prospectus incorporates important business and financial information about TASER International, Inc. that is not included in or delivered with this prospectus. You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address: TASER International, Inc., Attention: Secretary, 7860 E. McClain Drive, Suite 2, Scottsdale, Arizona 85260; telephone number (480) 991-0797. We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----


PROSPECTUS SUMMARY ........................................................    1

USE OF PROCEEDS ...........................................................    6

RISK FACTORS ..............................................................    6

DIVIDEND POLICY ...........................................................   11

SELLING STOCKHOLDERS ......................................................   12

DESCRIPTION OF CAPITAL STOCK ..............................................   13

PLAN OF DISTRIBUTION ......................................................   16

INTERESTS OF NAMED EXPERTS AND COUNSEL ....................................   18

COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITIES .......................................   18

LEGAL MATTERS .............................................................   18

EXPERTS ...................................................................   19

                               PROSPECTUS SUMMARY

         The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. Before making an investment decision, you should read carefully the entire document and the information incorporated by reference, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

         References to "we," "us," the "company" or "TASER" mean TASER International, Inc., unless otherwise indicated.

OUR COMPANY

         TASER International, Inc. develops, assembles and markets less-lethal, conducted energy weapons primarily for use in the law enforcement and corrections market. Our ADVANCED TASER weapon offers improved performance over other less-lethal force options used by law enforcement agencies. It can temporarily incapacitate virtually any individual regardless of pain tolerance, drug use, or body size -- factors that cause other less-lethal options to have decreased effectiveness. The ADVANCED TASER also has a comparable or lower injury rate than other less-lethal weapons and has had no reported long-term, adverse after-effects.

         The ADVANCED TASER uses compressed nitrogen to shoot two small probes up to 21 feet. These barbed probes are connected to the weapon by high-voltage insulated wires. When the probes make contact with the target, the ADVANCED TASER transmits powerful electrical pulses along the wires and into the body of the target through up to two inches of clothing. These electrical pulses impair voluntary muscle control so that the subject cannot perform coordinated action.

         Nearly all law enforcement agencies authorize the use of less-lethal weapons, including pepper sprays, impact devices, and conducted energy weapons such as TASERs. Effective less-lethal weapons may increase the safety of law enforcement officers, decrease suspect injuries, improve community relations, reduce litigation and police department medical and liability insurance costs, and potentially save lives.

         Since December 1999, over 1,400 police departments in the United States have made initial purchases of our products or were evaluating the use of the ADVANCED TASER. To date, 25 of those police departments, including San Diego, Sacramento and Albuquerque, have purchased our products for every patrol officer.

         We believe the ADVANCED TASER also appeals to the commercial airline and consumer markets, and have begun to pursue sales in these markets. The commercial airlines became a new market for us in 2001 as the industry began implementing added security measures to protect passengers and crew following the events of September 11, 2001. The ADVANCED TASER is one weapon now under review by the Federal Aviation Administration (FAA) and many leading commercial carriers, among others, for storage and use on board planes. United Airlines became the first major carrier to commit to the ADVANCED TASER for on board security by purchasing 1,300 of our weapons in December 2001. United intends to install the weapon on board its entire fleet, subject to FAA approval. In addition, in the consumer market, we recently increased our investment in the development of sales and marketing programs to launch commercial distribution of the ADVANCED TASER. We expect consumer sales of the ADVANCED TASER to begin to grow in 2003.

WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934. In accordance with the Securities Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's Northeast Regional Office at 233 Broadway New York, NY 10279, and at the SEC's Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60611-2511. You may obtain information on the operation of the SEC's public reference rooms by calling (800) SEC-0330. You may also purchase copies of our SEC filings by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available on the SEC's website at http://www.sec.gov. You may also find additional information about us at our website at http://www.taser.com. Information contained in our website or any other website does not constitute a part of this prospectus.

         This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to other documents that we have filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and the information that we file later will automatically update and may supersede this information. For further information about us and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

                  (i) Our Form 10-KSB for the fiscal year ended December 31, 2001, as amended.

                  (ii) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2002.

                  (iii) The description of our common stock, par value $.00001 per share, and our public warrants, included in our registration statement on Form 8-A (File No. 001-16391), as amended, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

                  (iv) Our Proxy Statement dated March 25, 2002 for our annual meeting of stockholders held on May 1, 2002.

                  (v) All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.

         You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: TASER International, Inc., Attention: Secretary, 7860 E. McClain Drive, Suite 2, Scottsdale, Arizona 85260; telephone number (480) 991-0797. We will provide copies of all documents requested (not including the exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

         We have not authorized any person to give any information or to make any representations in connection with the sale of the securities by us or the selling stockholders other than those contained in this prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this prospectus. You should not assume that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which such offer or solicitation is unlawful.

THIS OFFERING

Offering by TASER

         We are registering 1,479,390 shares of our common stock issuable by us upon exercise of outstanding warrants. These shares include:

    - 1,199,997 shares issuable to public investors that received common stock purchase warrants from us as a component of the units sold in our registered initial public offering of securities. The warrants give those investors the right to purchase 1,199,997 shares of our common stock at $9.53 per share at any time on or before May 11, 2006.

    - 240,000 shares issuable to the underwriters of our initial public offering of securities that received unit purchase warrants in connection with the offering (including shares issuable upon the exercise of the common stock purchase warrants underlying the units at $9.53 per share).

    - 8,333 shares issuable to an investor at an exercise price of $0.22 per share under a common stock purchase warrant exercisable at any time on or before January 1, 2003.

    - 3,333 shares issuable to a lender and supplier at an exercise price of $21.00 per share under a common stock purchase warrant exercisable at any time on or before July 31, 2005.

    - 22,727 shares issuable to an investor at an exercise price of $3.30 per share under a common stock purchase warrant exercisable at any time on or before July 31, 2005.

    - 5,000 shares issuable to an unrelated private lender at an exercise price of $10.00 per share under a common stock purchase warrant exercisable at any time on or before January 1, 2006.

         We are also registering 120,000 common stock purchase warrants issuable upon exercise of the underwriter's warrants granted by us in connection with our initial public offering under a purchase warrant dated May 11, 2002. Holders of the underwriter's warrants may purchase up to an aggregate of 80,000 units, each unit consisting of one and one-half shares of our common stock and one and one-half common stock purchase warrants, each whole warrant to purchase one share of common stock. The underwriter's warrants are exercisable at $15.60 per unit and expire on May 7, 2006.

Offering by the selling stockholders

         We are registering for resale 290,835 shares of our common stock (the "selling stockholder shares") issued or issuable in connection with the exercise or conversion of common stock purchase warrants issued by us pursuant to the registration statement of which this prospectus is a part or in private transactions that were exempt from the registration requirements of the Securities Act of 1933. These shares include:

    - 240,000 shares issuable to the underwriters of our initial public offering of securities pursuant to this registration statement as described above.

    - 8,333 shares issuable to an investor at an exercise price of $0.22 per share under a common stock purchase warrant exercisable at any time on or before January 1, 2003.

    - 3,333 shares issuable to a lender and supplier at a price of $21.00 per share under a common stock purchase warrant exercisable at any time on or before July 31, 2005.

    - 22,727 shares issuable to an investor at a price of $3.30 per share under a common stock purchase warrant exercisable at any time on or before July 31, 2005.

    - 5,000 shares issuable to an unrelated private lender at a price of $10.00 per share under a common stock purchase warrant exercisable at any time on or before January 1, 2006.

    - 8,333 shares issued to an investor in connection with his exercise of warrants to purchase 8,333 shares of our common stock at an exercise price of $0.22 per share.

    - 3,109 shares issued to our primary legal counsel in connection with its conversion of warrants to purchase 5,769 shares of our common stock at an exercise price of $7.80 per share.

         We are also registering for resale 120,000 common stock purchase warrants issuable upon exercise of the underwriter's warrants and registered under this registration statement.

         Warrants sold to public investors as a component of the units sold in our registered initial public offering are referred to as the "public warrants." All other warrants described above are collectively referred to as the "selling stockholders' warrants." The public warrants and the selling stockholders' warrants are collectively referred to as the "warrants." The persons holding the selling stockholders' warrants or the 290,835 shares of our common stock referred to above are collectively referred to as the "selling stockholders," and the shares or warrants issued or issuable to them are referred to as the "selling stockholder securities."

         We are registering the shares and warrants issuable to the underwriters pursuant to the terms of the underwriter's warrant. We will pay the expenses of registering the securities offered by us and by the selling stockholders under the registration statement of which this prospectus is a part, which we estimate will be approximately $25,000. Each of the selling stockholders will pay the cost of all brokerage commissions and discounts, and all expenses incurred by them in connection with sales of their selling stockholder securities. See "Plan of Distribution."

         The selling stockholder securities may be sold from time-to-time directly to purchasers by the selling stockholders or by their assignees, transferees, pledgees or other successors for their own accounts and not for our account. Alternatively, the selling stockholders may from time-to-time offer the selling stockholder securities through underwriters, dealers or agents. We expect the price for the selling stockholder securities to be the market price prevailing at the time of sale, a price related to the prevailing market price or a negotiated price. Prior to selling any of their securities, the selling stockholders must satisfy the prospectus delivery and other requirements of the Securities Act of 1933.

FORWARD-LOOKING STATEMENTS

         Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. In some cases, you can identify forward-looking statements by words or phrases such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue," or the negative of these words or phrases, or comparable words or phrases. These statements may relate to: (1) expected revenue and earnings growth; (2) our estimates regarding the size of our target markets; (3) our ability to successfully penetrate the law enforcement market; (4) growth expectations for our existing accounts; (5) our ability to expand product sales in the commercial airline, consumer, private security and military markets; and (6) our business model.

         These statements are only predictions. Actual events or results may differ materially due to important factors including: (1) market acceptance of our products; (2) our ability to establish and expand our direct and indirect distribution channels; (3) our ability to attract and retain the endorsement of key opinion-leaders in the law enforcement community; (4) the level of product technology and price competition for the our ADVANCED TASER products; (5) the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; and (6) other risks outlined under "Risk Factors" and in our filings with the Securities and Exchange Commission These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

         We may receive gross proceeds of up to $14,024,000 from the exercise of the warrants, which we intend to use for working capital purposes. We will not receive any proceeds from the sale of the selling stockholder securities by the selling stockholders.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks, including those described below, that may affect our business, financial condition and results of operations. We caution you, however, that this list of risk factors may not be exhaustive, particularly as it may be supplemented by future filings.

FUTURE SALES OF SECURITIES OFFERED PURSUANT TO THIS REGISTRATION STATEMENT MAY DEPRESS THE MARKET PRICE OF OUR SECURITIES.

         As of April 30, 2002, we had outstanding 2,798,795 shares of common stock and 1,199,997 public warrants. Sales of up to an additional 1,490,832 shares of common stock and 120,000 public warrants that are being registered under the registration statement of which this prospectus is a part may depress the market price of our securities.

WE MAY REDEEM THE PUBLIC WARRANTS, FORCING THE PUBLIC WARRANT HOLDERS TO DISPOSE OF THEIR WARRANTS ON TERMS UNFAVORABLE TO THEM.

         We may redeem all outstanding and unexercised public warrants at a price of $0.25 per warrant upon 30 days prior written notice if our basic net income per share of our common stock as confirmed by an audit for a 12-month period preceding the date of the notice is equal to or greater than $1.00 per share. Redemption of the warrants could force the public warrant holders to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the warrants at the current market price when they might otherwise wish to hold the warrants, or to accept the redemption price which may be substantially less than the market value of the warrants at the time of redemption.

WE MUST HAVE A CURRENT PROSPECTUS AND COMPLY WITH BLUE SKY REQUIREMENTS TO BE ABLE TO ISSUE THE COMMON STOCK UNDERLYING THE OUTSTANDING PUBLIC WARRANTS.

         Holders of the public warrants will have the right to exercise their warrants only if a current prospectus relating to the common stock underlying the warrants is then in effect, and only if the shares are qualified for sale or exempt from registration under the securities laws of the states where the warrant holders reside. Although we intend to maintain such a current prospectus and to seek the continued registration of the common stock underlying the public warrants in those states where the common stock is offered, there is no assurance that we will be able to do so. The public warrants may be deprived of any value if the current prospectus encompassing the shares underlying the warrants is not kept effective or if such shares are not or cannot be registered in the states where the warrant holders reside.

WE ARE MATERIALLY DEPENDANT ON ACCEPTANCE OF OUR PRODUCTS BY THE LAW ENFORCEMENT AND CORRECTIONS MARKET, AND IF LAW ENFORCEMENT AND CORRECTIONS AGENCIES DO NOT PURCHASE OUR PRODUCTS, OUR REVENUES WILL BE ADVERSELY AFFECTED AND WE MAY NOT BE ABLE TO EXPAND INTO OTHER MARKETS.

         A substantial number of law enforcement and corrections agencies may not purchase our conducted energy, less-lethal weapons. In addition, if our products are not widely accepted by the law enforcement and corrections market, we may not be able to expand sales of our products into other markets. Law enforcement and corrections agencies may be influenced by claims or perceptions that conducted energy weapons are unsafe or may be used in an abusive manner. In addition, earlier generation conducted energy weapons may have been perceived as ineffective. Sales of our products to these agencies may also be delayed or limited by these claims or perceptions.

WE SUBSTANTIALLY DEPEND ON SALES OF THE ADVANCED TASER, AND IF THIS PRODUCT IS NOT WIDELY ACCEPTED, OUR GROWTH PROSPECTS WILL BE DIMINISHED.

         In 2001 and 2000, we derived the majority of our revenues from sales of ADVANCED TASERs and related cartridges, and expect to depend on sales of this product for the foreseeable future. A decrease in the prices of or demand for this product line, or its failure to achieve broad market acceptance, would significantly harm our growth prospects, operating results and financial condition.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY IN THE LAW ENFORCEMENT AND CORRECTIONS MARKET AND HAVE BEEN FOCUSED ON OUR CURRENT BUSINESS STRATEGY FOR ONLY TWO YEARS.

         We revised our business strategy in late 1999 to concentrate on the law enforcement and corrections market. Accordingly, we have a limited operating history based on which you can evaluate our present business and future prospects. We face risks and uncertainties relating to our ability to implement our business plan successfully. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by newly-public companies that have recently changed their business strategies. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations, financial condition and prospects will be materially harmed.

IF WE ARE UNABLE TO MANAGE OUR PROJECTED GROWTH, OUR GROWTH PROSPECTS MAY BE LIMITED AND OUR FUTURE PROFITABILITY MAY BE ADVERSELY AFFECTED.

         We intend to expand our sales and marketing programs and our manufacturing capability. Rapid expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, and our operating results and financial condition could be adversely affected. Our systems, procedures, controls and management resources also may not be adequate to support our future operations. We will need to continually improve our operations, financial and other internal systems to manage our growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and profitability.

WE MAY FACE PERSONAL INJURY AND OTHER LIABILITY CLAIMS THAT HARM OUR REPUTATION AND ADVERSELY AFFECT OUR SALES AND FINANCIAL CONDITION.

         Our products are often used in aggressive confrontations that may result in serious, permanent bodily injury to those involved. Our products may cause or be associated with these injuries. A person injured in a confrontation or otherwise in connection with the use of our products may bring legal action against us to recover damages on the basis of theories including personal injury, wrongful death, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products. If successful, personal injury, misuse and other claims could have a material adverse effect on our operating results and financial condition. Although we carry product liability insurance, significant litigation could also result in a diversion of management's attention and resources, negative publicity and an award of monetary damages in excess of our insurance coverage.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO EXPAND SALES THROUGH DISTRIBUTORS, AND OUR INABILITY TO RECRUIT NEW DISTRIBUTORS WOULD NEGATIVELY AFFECT OUR SALES.

         Our distribution strategy is to pursue sales through multiple channels with an emphasis on independent distributors. Our inability to recruit and retain police equipment distributors who can successfully sell our products would adversely affect our sales. In addition, our arrangements with our distributors are generally short-term. If we do not competitively price our products, meet the requirements of our distributors or end-users, provide adequate marketing support, or comply with the terms of our distribution arrangements, our distributors may fail to aggressively market our products or may terminate their relationships with us. These developments would likely have a material adverse effect on our sales. Our reliance on the sales of our products by others also makes it more difficult to predict our revenues, cash flow and operating results.

WE EXPEND SIGNIFICANT RESOURCES IN ANTICIPATION OF A SALE DUE TO OUR LENGTHY SALES CYCLE AND MAY RECEIVE NO REVENUE IN RETURN.

         Generally, law enforcement and corrections agencies consider a wide range of issues before committing to purchase our products, including product benefits, training costs, the cost to use our products in addition to or in place of other less-lethal products, product reliability and budget constraints. The length of our sales cycle may range from 60 days to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. If these potential customers do not purchase our products, we will have expended significant resources and received no revenue in return.

MOST OF OUR END-USERS ARE SUBJECT TO BUDGETARY AND POLITICAL CONSTRAINTS THAT MAY DELAY OR PREVENT SALES.

         Most of our end-user customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints. Some government agency orders may also be canceled or substantially delayed due to budgetary, political or other scheduling delays which frequently occur in connection with the acquisition of products by such agencies.

GOVERNMENT REGULATION OF OUR PRODUCTS MAY ADVERSELY AFFECT SALES.

         Federal regulation of sales in the United States. Our weapons are not firearms regulated by the Bureau of Alcohol, Tobacco and Firearms, but are consumer products regulated by the United States Consumer Product Safety Commission. Although there are currently no federal laws restricting sales of our weapons in the United States, future federal regulation could adversely affect sales of our products.

         Federal regulation of international sales. Our weapons are controlled as a "crime control" product by the United States Department of Commerce, or DOC, for export directly from the United States. Consequently, we must obtain an export license from the DOC for the export of our weapons from the United States other than to Canada. Our inability to obtain DOC export licenses in a timely basis for sales of our weapons to the majority of our international customers could significantly and adversely affect our international sales.

         State and local regulation. Our weapons are controlled, restricted or their use prohibited by several state and local governments. Our weapons are banned from consumer sale or use in seven states: New York, New Jersey, Rhode Island, Michigan, Wisconsin, Massachusetts and Hawaii. Law enforcement use of our products is also restricted in Michigan, New Jersey, and Rhode Island. Some municipalities, including Omaha, Nebraska and Washington, D.C., also prohibit consumer use of our products. Other jurisdictions may ban or restrict the sale of our products and our product sales may be significantly affected by additional state, county and city governmental regulation.

         Foreign regulation. Certain foreign jurisdictions, including Japan, the United Kingdom, Australia, Italy and Hong Kong, prohibit the sale of conducted energy weapons, limiting our international sales opportunities.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY LOSE A COMPETITIVE ADVANTAGE OR INCUR SUBSTANTIAL LITIGATION COSTS TO PROTECT OUR RIGHTS.

         Our future success depends in part upon our proprietary technology. Our protective measures, including a patent, trademarks and trade secret laws, may prove inadequate to protect our proprietary rights. Our United States patent on the construction of the gas cylinder used to store the compressed nitrogen in our cartridges expires in 2015. The holder of the patent on the process by which compressed gases launch the probes in our cartridges has licensed the technology covered by the patent for use in electronic weapons only to us and to two other companies. This patent expires in 2009. The scope of any patent to which we have or may obtain rights may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, lengthy and expensive. In addition, our patents may be held invalid upon challenge, and others may claim rights in or ownership of our patents.

WE ARE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH WILL CAUSE US TO INCUR LITIGATION COSTS AND MAY DIVERT MANAGEMENT ATTENTION FROM OUR BUSINESS.

         Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management's attention from our business. If our products were found to infringe a third party's proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

         In early April 2001, a patent licensee sued us in the United States District Court, Central District of California. The lawsuit alleges that certain technology used in the firing mechanism for our weapons infringes upon a patent for which the licensee holds a license, and seeks injunctive relief and unspecified monetary damages. An outcome that is adverse to us, costs associated with defending the lawsuit, and the diversion of management's time and resources as a result of the claim could harm our business and our financial condition.

COMPETITION IN THE LAW ENFORCEMENT AND CORRECTIONS MARKET COULD REDUCE OUR SALES AND PREVENT US FROM ACHIEVING PROFITABILITY.

         The law enforcement and corrections market is highly competitive. We face competition from numerous larger, better capitalized and more widely known companies that make other less-lethal weapons and products, as well as from a small company that also sells conducted energy less-lethal weapons. Increased competition may result in greater pricing pressure, lower gross margins and reduced sales, and prevent us from achieving profitability.

DEFECTS IN OUR PRODUCTS COULD REDUCE DEMAND FOR OUR PRODUCTS AND RESULT IN A LOSS OF SALES, DELAY IN MARKET ACCEPTANCE AND INJURY TO OUR REPUTATION.

         Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. In 2000, we recalled a series of ADVANCED TASERs due to a defective component. In connection with the recall, we incurred expenses of approximately $50,000. Defects in our products may result in a loss of sales, delay in market acceptance, injury to our reputation and increased warranty costs.

OUR REVENUES AND OPERATING RESULTS MAY FLUCTUATE UNEXPECTEDLY FROM QUARTER TO QUARTER, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

         Our revenues and operating results have varied significantly in the past and may vary significantly in the future due to various factors, including, but not limited to: increased raw material expenses, changes in our operating expenses, market acceptance of our products and services, regulatory changes that may affect the marketability of our products, and budgetary cycles of municipal, state and federal law enforcement and corrections agencies. As a result of these other factors, we believe that period-to-period comparisons of our operating results may not be meaningful in the new term and that you should not rely upon our performance in a particular period as indicating of our performance in any future period.

OUR DEPENDENCE ON THIRD PARTY SUPPLIERS FOR KEY COMPONENTS OF OUR WEAPONS COULD DELAY SHIPMENT OF OUR PRODUCTS AND REDUCE OUR SALES.

         We depend on certain domestic and foreign suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies, and reduced control over pricing and timing of delivery of components and sub-assemblies. Specifically, we depend on suppliers of sub-assemblies, machined parts, injection molded plastic parts, printed circuit boards, customer wire fabrications and other miscellaneous customer parts of our products. The final assembly of the cartridges used in the firing of our weapons was prevented for four weeks beginning in November 2000 by a supplier's receipt of defective wire used as a component in the cartridges. We also do not have long-term agreements with any of our suppliers. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.

FOREIGN CURRENCY FLUCTUATIONS MAY REDUCE OUR COMPETITIVENESS AND SALES IN FOREIGN MARKETS.

         The relative change in currency values creates fluctuations in product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some foreign customers and reduce or eliminate their future orders of our products.

PENDING LITIGATION MAY SUBJECT US TO SIGNIFICANT LITIGATION COSTS AND DIVERT MANAGEMENT ATTENTION FROM OUR BUSINESS.

         A former distributor of our products has filed a lawsuit in the state of New York asserting certain rights of exclusive sales representation with respect to our products. The former distributor claims that he has the exclusive right to market and sell our products to an extensive list of our current and potential customers throughout the United States. The suit was dismissed in February 2001 for lack of personal jurisdiction of the New York court. This case is now pending in the State of Arizona. In addition, in early April 2001, a patent licensee sued us in the United Stated District Court, Central District of California. The suit alleges that certain technology used in the firing mechanism for our weapons infringes upon a patent for which the licensee hold a license, and seeks injunctive relief and unspecified monetary damages. An outcome that is adverse to us, costs associated with defending these lawsuits and the diversion of management's time and our resources as a result of these claims could harm our business or financial condition.

USE OF ESTIMATES MAY DIFFER FROM ACTUAL FINANCIAL RESULTS.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends in the foreseeable future. Currently, we intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant.

                              SELLING STOCKHOLDERS

         The following table sets forth information as of May 10, 2002, except as noted below, based on information obtained from the selling stockholders named below with respect to the beneficial ownership of selling stockholder shares being registered hereunder; the number of shares of our common stock known to us to be held by each; the number of shares of our common stock to be sold by each; and the percentage of outstanding shares of common stock beneficially owned by each before this offering and after this offering.

                                                                          Maximum Number of
             Name                        Shares Beneficially Owned          Shares Offered         Shares Beneficially Owned
                                           Before Offering (1)                 Hereby                After Offering (1)(2)
                                        --------------------------        -----------------        -------------------------
                                        Number             Percent                                  Number          Percent
----------------------------------------------------------------------------------------------------------------------------

Bruce R. Culver, Director              391,145(3)           13.82%            31,060(3)            360,085           12.72%

Phillips W. Smith,                     323,971(4)           11.55              8,333(4)            315,638           11.25
Chairman of the Board

Paulson Investment                     148,947(5)            5.05            148,947(5)                  0              **
Company, Inc. *

Chester L.F. Paulson *                  17,859(5)              **             17,859(5)                  0              **

Michael G. Maxfield*                    11,025(5)              **             11,025(5)                  0              **

John P. Paulson*                        11,025(5)              **             11,025(5)                  0              **

M. Lorraine Maxfield*                    9,924(5)              **              9,924(5)                  0              **

Mike McCrory*                            9,600(5)              **              9,600(5)                  0              **

Wayne Hamersly *                         5,400(5)              **              5,400(5)                  0              **

Phillip Purer                            5,000(6)              **              5,000(6)                  0              **

Tracy Parker*                            4,410(5)              **              4,410(5)                  0              **

Glen Davis*                              4,410(5)              **              4,410(5)                  0              **

Trent Davis*                             4,410(5)              **              4,410(5)                  0              **

Insight Enterprises, Inc.                3,333(7)              **              3,333(7)                  0              **

Tonkon Torp LLP                          3,109(8)              **              3,109(8)                  0              **

Michael Fugler*                          2,730(5)              **              2,730(5)                  0              **

Shelley Gluck*                           2,427(5)              **              2,427(5)                  0              **

Barbara James *                          1,986(5)              **              1,986(5)                  0              **

Paulo Floriani*                          1,614(5)              **              1,614(5)                  0              **

Alessandro Falconi *                     1,380(5)              **              1,380(5)                  0              **

David Dobson*                            1,167(5)              **              1,167(5)                  0              **

Scott Hamersly *                         1,104(5)              **              1,104(5)                  0              **

Southwest Securities, Inc.*                582(5)              **                582(5)                  0              **

    * These selling stockholders are directors, officers, employees, partners or affiliates of the managing underwriter of our registered initial public offering of securities completed on May 11, 2001.

    **   Less than 1 percent.

(1) Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 10, 2002 upon the exercise of warrants or options. The above table assumes, for each person, that any exercisable and convertible securities that are held by such person (but not those held by any other person) that are exercisable or convertible within 60 days from May 10, 2002 have been exercised. The number of shares of our common stock issued and outstanding as of May 10, 2002 was 2,798,795. Assuming the full exercise of all of the warrants, the number of shares of common stock outstanding after this offering will be 4,289,627.

(2) Assumes that all of the shares beneficially owned by selling stockholders and being offered under this prospectus are sold, that the shares are sold to unaffiliated third parties and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

(3) 8,333 of these shares are issuable upon exercise of common stock purchase warrants at $0.22 per share, and 22,727 shares are issuable upon exercise of common stock purchase warrants at $3.30 per share.

(4) 8,333 of these shares were issued upon exercise of common stock purchase warrants at $0.22 per share.

(5) These shares are issuable upon the exercise of warrants at $15.60 per unit (each unit consisting of one and one half shares of common stock and one and one-half common stock purchase warrants, each whole warrant to purchase one share of common stock) and shares issuable upon the exercise of the common stock purchase warrants underlying the units at $9.53 per share. These warrants were issued to the representative of the underwriters in connection with our registered initial public offering.

(6) These shares are issuable upon exercise of common stock purchase warrants at $10.00 per share.

(7) These shares are issuable upon exercise of common stock purchase warrants at $21.00 per share.

(8) These shares were issued upon the conversion of common stock purchase warrants with an exercise price of $7.80 per share.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.00001 par value, and 25,000,000 shares of preferred stock, $0.00001 par value. At May 10, 2002, we had 2,798,795 shares of common stock outstanding, held by 42 stockholders of record, and no shares of preferred stock outstanding. Our certificate of incorporation and bylaws provide further information about our capital stock.

COMMON STOCK

         Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock. All outstanding shares of common stock are, and the shares underlying all options and public warrants will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

PREFERRED STOCK

         Our certificate of incorporation provides for the issuance of up to 25,000,000 shares of preferred stock. As of the date of this prospectus, there are no outstanding shares of preferred stock. Subject to certain limitations prescribed by law and the rights and preferences of the preferred stock, our board of directors is authorized, without further stockholder approval, from time-to-time to issue up to an aggregate of 25,000,000 shares of our preferred stock, in one or more additional series. Each new series of preferred stock may have different rights and preferences that may be established by our board of directors. A majority of our disinterested, independent directors must approve any issuance by us of our preferred stock.

         The rights and preferences of future series of preferred stock may include:

    -    number of shares to be issued;

    -    dividend rights and dividend rates;

    -    right to convert the preferred stock into a different type of security;

    -    voting rights attributable to the preferred stock;

    - right to receive preferential payments upon a liquidation of the company;

    - right to set aside a certain amount of assets for payments relating to the preferred stock; and

    -    prices to be paid upon redemption of the preferred stock.

PUBLIC WARRANTS

         General

         Each public warrant entitles the holder to purchase one share of our common stock at an exercise price per share of $9.53 per share. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the public warrant certificate and summarized below. Our public warrants may be exercised at any time on or before May 11, 2006, the expiration date. Those of our public warrants which have not previously been exercised will expire on the expiration date. A public warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the public warrant has been properly exercised.

         Redemption

         We have the right to redeem the public warrants at a redemption price of $0.25 per public warrant after providing 30 days prior written notice to the public warrant holders, if at the time of the notice, the basic net income per share of our common stock as confirmed by audit for a 12-month period preceding the date of the notice is equal to or greater than $1.00. We will send the written notice of redemption by first class mail to public warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our public warrants. No other form of notice by publication or otherwise will be required. If we call the public warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

         Exercise

         A public warrant holder may exercise our public warrants only if the registration statement of which this prospectus is a part or another appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of common stock underlying our public warrants are qualified for sale under the securities laws of the state in which the holder resides.

         Our public warrants may be exercised by delivering to our transfer agent the applicable public warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the whole number of public warrants being exercised. Warrants may only be exercised to purchase whole shares. Public warrant holders will receive cash equal to the current market value of any fractional interest, which will be the value of one whole interest multiplied by the fraction thereof, in the place of fractional warrants that remain after exercise if they would then hold warrants to purchase less than one whole share. Fractional shares will not be issued upon exercise of our public warrants.

         Adjustments of exercise price

         The exercise price of our public warrants is subject to adjustment if we declare any stock dividend to stockholders or effect any split or reverse split with respect to our common stock. Therefore, if we effect any stock split or reverse split with respect to our common stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a public warrant or, if we elect, an adjustment of the number of public warrants outstanding.

OTHER WARRANTS

         As of May 10, 2002, we had issued and outstanding warrants (other than the public warrants) to purchase 39,393 shares of our common stock at a weighted average exercise price of $5.00 and with a weighted average remaining term of
3.09 years, the forms of which were filed as exhibits to the registration statement for our initial public offering of securities completed on May 11, 2001.

REGISTRATION OF SECURITIES

         We are registering the securities underlying the underwriter's warrant pursuant to the terms of the underwriter's warrant. No other persons have registration rights in connection with this offering. We will pay the expenses of registering the securities offered hereby by us and by the selling stockholders, which we estimate will be approximately $25,000. Each of the selling stockholders will pay the cost of all brokerage commissions and discounts, and all expenses incurred by them in connection with sales of their selling stockholder securities.

ANTI-TAKEOVER PROVISIONS OF OUR CHARTER DOCUMENTS

         Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying or preventing a change of control of TASER:

    - Our board is divided into three classes, with each class serving a three-year staggered term, so that one-third of the board is elected each year.

    - The authorized number of our directors can be changed only by resolution of the board of directors.

    - We can issue preferred stock without any vote or further action by stockholders.

    - Any action required or permitted to be taken by our stockholders at an annual or a special meeting is valid only if it is properly brought before the meeting, and written stockholder action is valid only if unanimous.

    - Our bylaws limit persons who may call a special meeting of our stockholders.

         These provisions may deter hostile takeovers or delay changes in control of our management, which could depress the market price of our securities.

TRANSFER AGENT AND PUBLIC WARRANT AGENT

         The transfer agent and registrar for our common stock and public warrants is US Stock Transfer Corporation, Glendale, California.

                              PLAN OF DISTRIBUTION

         The shares of common stock issuable upon the exercise of the public warrants will be offered solely by us, and no underwriters are participating in this offering. For the holders of the public warrants to exercise the warrants, there must be a current registration statement covering the common stock underlying the public warrants on file with the Securities and Exchange Commission. The issuance of the common stock must also be registered with various state securities commissions or exempt from registration under the securities laws of the states where the public warrant holders reside. We intend to maintain a current registration while the public warrants are exercisable. The public warrants expire on May 11, 2006.

         The underwriter's warrant entitles its holders to purchase 80,000 units, each unit consisting of one and one-half shares of common stock and one and one-half common stock purchase warrants. Because the common stock and the common stock purchase warrants underlying the units are now trading separately, on exercise of the underwriter's warrant, the holders will receive one and one-half shares of our common stock and one and one-half common stock purchase warrants for each underwriter's warrant. Under the terms of the underwriter's warrant, we are registering for issuance and resale common stock, common stock purchase warrants and the common stock underlying the common stock warrants, all of which are securities underlying the underwriter's warrant. Under the terms of the underwriter's warrant, we have also agreed to indemnify the underwriters in connection with the sale of securities underlying the underwriter's warrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Commission Position on Indemnification for Securities Act Liabilities" below.

         We are also registering a portion of the securities offered hereby on behalf of the selling stockholders. As used in this section, the term "selling stockholder" includes donees, pledges, transferees and other successors in interest selling securities received from a selling stockholder after the date of this prospectus. The 290,835 selling stockholder shares and the 120,000 common stock purchase warrants issuable on exercise of the underwriter's warrants offered hereby may be sold from time-to-time by selling stockholders in one or more transactions on The Nasdaq SmallCap Market, in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         The selling stockholder securities may be sold from time-to-time directly to purchasers by the selling stockholders or by their assignees, transferees, pledgees or other successors for their own accounts and not for our account. Alternatively, the selling stockholders may from time-to-time offer the selling stockholder securities through underwriters, dealers or agents. The distribution of the selling stockholder securities by the selling stockholders may be effected from time-to-time in one or more transactions or a combination of such methods of sale, including:

    - Ordinary broker's transactions and transactions in which the broker solicits purchasers.

    -    In connection with short sales of such securities.

    -    Privately negotiated transactions or pledges.

    - Through sales to one or more brokers or dealers for resale of such shares for their own account as principals, pursuant to this prospectus.

    - In a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

    - In connection with the writing of non-traded and exchange traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options.

    - In exchange distributions or secondary distributions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         We will pay all costs and expenses in connection with the preparation of this prospectus and registration of the shares offered hereby. The selling stockholders will be required to pay usual and customary or specifically negotiated brokerage fees or commissions in connection with such sales.

         In connection with distributions of the selling stockholder securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the selling stockholder securities in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell selling stockholder securities short and deliver the selling stockholder securities to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the selling stockholder securities, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the selling stockholder securities to a broker or dealer and upon a default, the broker or dealer may affect sales of the pledged selling stockholder securities pursuant to this prospectus.

         Phillips W. Smith and Bruce R. Culver or their assignees, transferees, intermediaries, donees, pledgees or other successors in interest through whom the selling stockholder securities are sold may be deemed "underwriters" within the meaning of section 2(11) of the Securities Act with respect to the selling stockholder securities offered by them, and any profits realized or commissions received may be deemed to be underwriting compensation. Any brokers or dealers that participate in the distribution of the selling stockholder securities also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any selling stockholder securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of selling stockholder securities by the selling stockholders.

         Under the securities laws of certain states, the selling stockholder securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholder securities may not be sold unless the selling stockholder securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any of the selling stockholders will sell any or all of the selling stockholder securities offered by them hereunder.

         The sale of the selling stockholder securities is subject to the prospectus delivery and other requirements of the Securities Act. To the extent required, we will use our best efforts to file and distribute, during any period in which offers or sales are being made, one or more amendments or supplements to this prospectus or a new registration statement with respect to the selling stockholder securities to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus, including, but not limited to, the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for selling stockholder securities purchased from a selling stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public, and other facts material to the transaction.

         Under the Securities Exchange Act of 1934, and the regulations thereunder, any person engaged in a distribution of the selling stockholder securities held by Messrs. Smith and Culver and offered by this prospectus may not simultaneously engage in market-making activities with respect to our securities during the applicable "cooling off" period five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, Messrs. Smith and Culver will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, in connection with transactions in the securities, which provisions may limit the timing of purchases and sales of selling stockholder securities.

         Messrs. Smith and Culver also may resell all or a portion of their selling stockholder securities in open market transactions in reliance upon
Section 4(1) of the Securities Act or Rule 144 thereunder, provided they meet the criteria and conform to the requirements of such section or rule.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Tonkon Torp LLP, counsel named in this prospectus as passing upon the validity of the securities offered hereby, holds 3,109 shares of the common stock to be registered by means of the registration statement of which this prospectus is a part. Tonkon Torp received these shares as a portion of the compensation for services provided to us in connection with our initial public offering of securities.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon by Tonkon Torp LLP, Portland, Oregon.

                                     EXPERTS

         The financial statements of TASER International, Inc., as of December 31, 2000 and 2001 and for each of the years in the two-year period ended December 31, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered shall be borne by the Registrant and are estimated as follows:

         SEC Filing Fee    ............................   $ 2,300

         Legal Fees and Expenses.    ..................   $12,000

         Accounting Fees and Expenses     .............     6,000

         Miscellaneous     ............................     4,700

                     TOTAL:   .........................   $25,000

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation allows, and our bylaws require, that we indemnify our directors and officers who are or were a party to, or are threatened to be made a party to, any proceeding (including a derivative action if the director or officer is not found liable to us), against all expenses reasonably incurred by a director or officer in connection with such a proceeding (including expenses, judgments, fines and amounts paid in settlement), if the director or officer acted in good faith, in a manner he or she believed was not opposed to our best interests, and, with respect to a criminal proceeding, had no reason to believe that his or her conduct was unlawful.

         We have entered into separate indemnification agreements with each of our directors and officers. The agreements provide for mandatory indemnification for and limit the liability of our directors and officers in serving us to the fullest extent permitted by the Delaware General Corporation Law. Specifically, under the agreements, our directors and officers will not be personally liable for monetary damages for their errors or omissions, except for liability for the breach of a director's or officer's duty of loyalty to us or our stockholders, for intentional misconduct or acts not in good faith, for making any unlawful distribution, for any transaction from which the director or officer derived an improper benefit, or for violating section 16(b) of the Securities Exchange Act of 1934, as amended, or similar laws.

         Our bylaws and indemnification agreements generally require that we advance to our directors and officers expenses incurred by them in defending a proceeding in advance of it final disposition, provided that the director or officer agrees to reimburse us for such advances if it is ultimately found that the director or officer is not entitled to indemnification. In addition, our bylaws permit us to purchase insurance on behalf of our directors and officers against any liability asserted against them in such capacity. We maintain such insurance.

         We understand that the current position of the Commission is that any indemnification of liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT NO.       DESCRIPTION

*    4.1          Reference is made to pages 1-5 of Registrant's Certificate of
                  Incorporation, as amended, and pages 1-5 and 12-14 of
                  Registrant's Bylaws, as amended

*    4.2          Form of Common Stock Certificate

*    4.3          Form of Public Warrant

*    4.4          Form of Warrant and Unit Agreement

*    4.5          Form of Underwriter's Warrant

*    4.6          Form of Warrant Issued to Bruce Culver and Phil Smith

*    4.7          Promissory Note, dated January 23, 2001, payable to Phillip
                  Purer in the amount of $500,000, and related security
                  documents

**   5.1          Opinion of Tonkon Torp LLP

**  23.1          Consent of Arthur Andersen LLP

**  23.2          Consent of Tonkon Torp LLP is included in Exhibit 5.1 to this
                  Registration Statement.

**  24.1          Power of Attorney (on signature page)

--------------------

* Incorporated by reference to the Registrant's Registration Statement on Form SB-2 declared effective May 7, 2001 (Reg. No. 333-55658).

**       Filed with this Registration Statement.

ITEM 17.  UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs
                  (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) For the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on May 15, 2002.

                                             TASER International, Inc.

                                             By /s/ Patrick W. Smith
                                               ---------------------------------
                                                   Patrick W. Smith
                                                   Chief Executive Officer

         Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Patrick W. Smith and Phillips W. Smith, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                                    Title                                 Date
   ---------                                    -----                                 ----

/s/ Patrick W. Smith                Chief Executive Officer (Principal           May 15, 2002
---------------------------         Executive Officer) and Director
Patrick W. Smith

/s/ Thomas P. Smith                 President and Director                       May 15, 2002
---------------------------
Thomas P. Smith

/s/ Karl F. Walter                  Executive Vice President and                 May 15, 2002
---------------------------         Director
Karl F. Walter

/s/ Kathleen C. Hanrahan            Chief Financial Officer (Principal           May 15, 2002
---------------------------         Financial Officer and Principal
Kathleen C. Hanrahan                Accounting Officer)


/s/ Phillips W. Smith               Director and Chairman of the                 May 15, 2002
---------------------------         Board
Phillips W. Smith

/s/ Bruce R. Culver                 Director                                     May 15, 2002
---------------------------
Bruce R. Culver

/s/ Matthew R. McBrady              Director                                     May 15, 2002
---------------------------
Matthew R. McBrady

                                    EXHIBITS

EXHIBIT NO.       DESCRIPTION

*   4.1           Reference is made to pages 1-5 of Registrant's Certificate of
                  Incorporation, as amended, and pages 1-5 and 12-14 of
                  Registrant's Bylaws, as amended

*   4.2           Form of Common Stock Certificate

*   4.3           Form of Public Warrant

*   4.4           Form of Warrant and Unit Agreement

*   4.5           Form of Underwriter's Warrant

*   4.6           Form of Warrant Issued to Bruce Culver and Phil Smith

*   4.7           Promissory Note, dated January 23, 2001, payable to Phillip
                  Purer in the amount of $500,000, and related security
                  documents

**  5.1           Opinion of Tonkon Torp LLP

** 23.1           Consent of Arthur Andersen LLP

** 23.2           Consent of Tonkon Torp LLP is included in Exhibit 5.1 to this
                  Registration Statement.

** 24.1           Power of Attorney (on signature page)

--------------------

* Incorporated by reference to the Registrant's Registration Statement on Form SB-2 declared effective May 7, 2001 (Reg. No. 333-55658).

**       Filed with this Registration Statement.